Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANICAL STATEMENTS

Introductory Note to Unaudited Pro Forma Condensed Combined Financial Statements

On September 12, 2011, Solta Medical, Inc. (“Solta or the Company”) entered into a stock purchase agreement (“Purchase Agreement”) with Medicis Pharmaceutical Corporation (“Medicis”) pursuant to which the Company agreed to acquire from Medicis all the outstanding shares of Medicis Technologies Corporation (f/k/a LipoSonix, Inc.) (“LipoSonix”), subject to the terms and conditions of the Purchase Agreement. In connection with the acquisition, a separate subsidiary of Medicis has agreed to transfer certain assets and assign certain agreements related to LipoSonix (collectively, the “Transaction”). The Company closed the Transaction on November 1, 2011. The transaction is to be accounted for as a business combination under accounting principles generally accepted in the United States. A more detailed description of and summary of the accounting for the acquisition is provided in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the merger in fact occurred on the date indicated, nor does it purport to be indicative of the results of operation or financial conditions that may be achieved in the future.

The accompanying unaudited pro forma condensed financial statements presented below are based on the historical financial statements of Solta and LipoSonix, adjusted to give effect to the acquisition of LipoSonix by Solta. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical financial statements and related notes of Solta reported in previous filings and LipoSonix included elsewhere in this report. The pro forma adjustments are described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Pro forma adjustments related to the unaudited pro forma condensed combined statements of operations give effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. Pro forma adjustments related to the unaudited pro forma condensed combined balance sheet give effect to events that are directly attributable to the transaction and factually supportable regardless of whether they have a continuing impact or are nonrecurring.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 assumed the proposed merger was completed as of September 30, 2011. The unaudited pro form condensed combined statements of operations for the year ended December 31, 2010 and for the nine months ended September 30, 2011 assumes the proposed merger was completed as of January 1, 2010.

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	As of September 30, 2011
	Historical Solta	Historical LipoSonix	Pro forma Adjustments (Note 3)		Pro forma Combined
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,164	$572	(541)	a	$33,195
Accounts receivable	14,985	65	—		15,050
Inventories	15,061	4,050	657	b	19,768
Prepaid expenses and other current assets	8,929	220	—		9,149

Total current assets	72,139	4,907	116		77,162
Property and equipment, net	5,030	—	1,899	c	6,929
Purchased intangible assets, net	33,504	—	17,200	d	50,704
Goodwill	49,481	—	49,773	e	99,254
Other assets	587	34	542	f	1,163

Total assets	$160,741	$4,941	$69,530		$235,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$5,632	$1,694	—		7,326
Accrued liabilities	13,346	4,636	46,719	g	64,701
Current portion of deferred revenue	4,879	—	—		4,879
Short-term borrowings	8,489	—	3,880	h	12,369
Customer deposits	566	—	—		566

Total current liabilities	32,912	6,330	50,599		89,841
Deferred revenue, net of current portion	806	—	—		806
Term loan, net of current portion	—	—	10,958	h	10,958
Non-current tax liabilities	3,418	—	6,536	f	9,954
Other liabilities	117	5	—		122

Total liabilities	37,253	6,335	68,093		111,681

Stockholders’ equity:
Common stock	61	—			61
Additional paid-in capital	196,917	258,943	(258,781)	i	197,079
Accumulated other comprehensive loss	—	(5)	5	i	—
Accumulated deficit	(73,490)	(260,332)	260,213	i	(73,609)

Total stockholders’ (deficit) equity	123,488	(1,394)	1,437		123,531

Total liabilities and stockholders’ equity	$160,741	$4,941	$69,530		$235,212

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share data)

	Year Ended December 31, 2010
	Historical Solta	Historical LipoSonix	Pro forma Adjustments (Note 3)		Pro forma Combined
Net revenue	$110,932	$4,064	$0		$114,996
Cost of revenue	41,400	3,121	2,659	j	47,180

Gross margin	69,532	943	(2,659)		67,816

Operating expenses
Sales and marketing	42,665	—	8,416	j	51,081
Research and development	16,324	14,314	130	j	30,768
General and administrative	14,627	—	12,734	j	27,361
Litigation settlement gain	(2,213)	—			(2,213)
Sales, general and administration	—	20,822	(20,822)	j	—
Depreciation and amortization	—	1,103	(1,103)	j	—
Impairment of long-lived assets	—	123,242	—		123,242

Total operating expenses	71,403	159,481	(645)		230,239

Loss from operations	(1,871)	(158,538)	(2,014)		(162,423)
Interest income	56	—	(1)	k	55
Interest expense	(191)	(1)	(1,017)	l	(1,209)
Other income and expense, net	208	—	—		208

Loss before income taxes	(1,798)	(158,539)	(3,032)		(163,369)
Provision (benefit) for income taxes	222	(918)	—		(696)

Net loss	$(2,020)	$(157,621)	$(3,032)		$(162,673)

Net loss per share:
Basic and diluted	$(0.03)				$(2.76)

Weighted average shares outstanding used in calculating net loss per common share:
Basic and diluted	58,908,611				58,908,611

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except share and per share data)

	Nine Months Ended September 30, 2011
	Historical Solta	Historical LipoSonix	Pro forma Adjustments (Note 3)		Pro forma Combined
	(unaudited)	(unaudited)
Net revenue	$82,816	$486	$0		$83,302
Cost of revenue	28,300	2,546	1,458	j	32,304

Gross margin	54,516	(2,060)	(1,458)		50,998

Operating expenses
Sales and marketing	34,517	—	5,045	j	39,562
Research and development	10,878	8,911	192	j	19,981
General and administrative	11,125	—	12,923	j	24,048
Sales, general and administration	—	17,745	(17,745)	j	—

Total operating expenses	56,520	26,656	415		83,591

Loss from operations	(2,004)	(28,716)	(1,873)		(32,593)
Interest income	52	—	(1)	k	51
Interest expense	(90)	—	(603)	l	(693)
Other income and expense, net	(188)	—	—		(188)

Loss before income taxes	(2,230)	(28,716)	(2,477)		(33,423)
Provision (benefit) for income taxes	146	—	—		146

Net loss	$(2,376)	$(28,716)	$(2,477)		$(33,569)

Net loss per share:
Basic and diluted	$(0.04)				$(0.56)

Weighted average shares outstanding used in calculating net loss per common share:
Basic and diluted	60,443,429				60,443,429

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANICAL STATEMENTS

NOTE 1 — SUMMARY OF ACCOUNTING FOR LIPOSONIX ACQUISITION

On September 12, 2011, Solta entered into a stock purchase agreement (“Purchase Agreement”) with Medicis Pharmaceutical Corporation (“Medicis”) pursuant to which the Company agreed to acquire from Medicis all the outstanding shares of Medicis Technologies Corporation (f/k/a LipoSonix, Inc.) (“LipoSonix”), subject to the terms and conditions of the Purchase Agreement. In connection with the acquisition, a separate subsidiary of Medicis has agreed to transfer certain assets and assign certain agreements related to LipoSonix (collectively, the “Transaction”).

The Company closed the Transaction on November 1, 2011. At the closing of the Transaction, the Company paid to Medicis $15.5 million in cash, which consisted of an upfront $15 million purchase price payment and $0.5 million of preliminary working capital adjustments. In addition, the Company has agreed to pay to Medicis the following contingent payments, subject to the terms and conditions of the Purchase Agreement:

(i)	a one-time cash payment of up to $20 million as a result of the approval by the U.S. Food and Drug Administration of a specified LipoSonix product; and

(ii)	additional contingent cash and milestone payments, which will expire after approximately seven years, based upon, among other things, the achievement of year-to-year increases and specified targets in the adjusted net sales and adjusted gross profits of such LipoSonix products.

The one-time payment of $20 million with respect to the clearance by the U.S. Food and Drug Administration of the second generation LipoSonix product which was received on October 24, 2011, was paid to Medicis in November 2011.

In addition, upon the closing of the Transaction, Solta assumed the contingent payment obligations of Medicis with respect to the former shareholders of LipoSonix pursuant to the Agreement and Plan of Merger among Medicis, LipoSonix and the other parties thereto dated as of June 16, 2008. The Company is responsible upon closing of the Transaction for the Bothell, Washington, facility, and expects to maintain this facility and integrate it into the Company’s existing worldwide operations.

The following unaudited pro forma condensed combined financial data was prepared using the acquisition method of accounting and was based on the historical financial statement of Solta and LipoSonix. The unaudited pro forma condensed combined balance sheet as of September 30, 2011 combines the historical Solta and LipoSonix balance sheets as if the Transaction had closed on September 30, 2011. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2010 and the nine months ended September 30, 2011 combine the historical Solta and LipoSonix statements of operations as if the Transaction had closed on January 1, 2010. This unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements and accompanying notes of Solta included in its previous filings, and LipoSonix’s historical financial statements and accompanying notes appearing elsewhere in this filing.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the Transaction has been completed on January 1, 2010, and should not be taken as representative of future consolidated results of operations or financial condition of Solta. Preparation of the unaudited pro forma condensed combined financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments, such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets, reduction in interest income and an increase in interest expense. In addition, with respect to the unaudited pro forma condensed combined balance sheet at September 30, 2011, management estimated the fair value of LipoSonix’s assets acquired and liabilities assumed as of September 30, 2011.

The pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements.

The allocation of the preliminary purchase price to LipoSonix’s tangible and intangible assets, and liabilities is based on management’s estimates of fair value and a third party formal valuation. The allocation of the preliminary purchase price presented in the pro forma adjustments is based on the estimated fair value of the acquired net tangible and intangible assets of LipoSonix, as if the Transaction had closed on September 30, 2011.

NOTE 2 — PURCHASE PRICE ALLOCATION

On November 1, 2011, the Company acquired 100% of the common stock of LipoSonix and acquired certain assets and agreements related to LipoSonix for $15.5 million in cash which consisted of an upfront $15 million purchase price payment and $0.5 million of preliminary working capital adjustments.

In connection with the Transaction, the Company entered into a contingent consideration arrangement which will require a one-time cash payment of $20 million as a result of the approval by the U.S. Food and Drug Administration on October 24, 2011 of a specified LipoSonix product; and additional contingent cash and milestone payments, which will expire after approximately seven years, based upon, among other things, the achievement of year-to-year increases and specified targets in the adjusted net sales and adjusted gross profits of such LipoSonix products. The fair value of the contingent consideration recognized on the acquisition date of $26.6 million was estimated by applying a probability weighted discounted cash-flow approach.

The following tables summarizes the components of the estimated total purchase price determined for accounting purposes of these unaudited pro forma condensed combined financial statements (in thousands):

Cash payments for LipoSonix stock	$35,541
Contingent consideration	26,600

Total estimated purchase price	$62,141

The preliminary allocation of purchase consideration was based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Transaction. The allocation of the estimated purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma combined financial statements based on management’s best estimates, assuming the Transaction had closed on September 30, 2011 for the unaudited pro forma condensed combined balance sheet purposes and January 1, 2010 for the unaudited pro forma condensed combined statements of operation purposes. The excess of the estimated purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

The preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined balance sheet as of September 30, 2011 was prepared based on management’s estimate of the fair value of assets to be acquired and liabilities assumed, as presented below (in thousands):

Net tangible liabilities acquired	($4,832)
Amortizable intangible assets:
Developed technology	15,800
Customer relationships	300
Trade names	1,100
Goodwill	49,773

Total estimated purchase price	$62,141

Net tangible liabilities were $4.8 million and were based on estimated fair values. See further discussion of these purchase accounting adjustments in Note 3.

Identifiable intangible assets of $17.2 million consist primarily of developed technology, customer relationships and trade names. Developed technology relates to LipoSonix’s core and product technologies which are generating revenue and expected to generate future revenue. Customer relationships relate to LipoSonix’s ability to sell existing and future versions of its products to its existing customers. Trade name represent future value to be derived associated with the use of existing trade names tin product promotion. Solta expects to amortize developed technology, customer relationships and trade name over their expected useful lives of 4 - 9 years. The $17.2 million is indentified intangible assets only.

Of the total estimated purchase price, approximately $49.8 million was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets.

NOTE 3 — PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Transaction was completed on September 30, 2011 for balance sheet purposes and on January 1, 2010 for statement of operation purposes and reflect the following pro forma adjustments:

(a)	Adjustment to record decrease in Solta’s cash and cash equivalents of approximately $0.5 million to fund the Transaction.

(b)	Adjustment to record acquired inventory at fair value.

(c)	Adjustment to record acquired property and equipment at fair value.

(d)	Adjustment to record the fair value of intangible assets to be acquired.

(e)	Adjustments to record the goodwill resulting from the Transaction.

(f)	Adjustments to record deferred tax assets and liabilities resulting from the Transaction.

(g)	Adjustment to other accrued liabilities in connection with the Transaction as follows (in thousands):

Contingent consideration	$26,600
Accrual for FDA approval	20,000
Other accrued liabilities	119

Total	$46,719

(h)	Adjustment to short term and long term borrowings to fund the Transaction as follows (in thousands):

	Term Loan	Loan Warrant Disount	Total Adjustment
Short term borrowings	$3,944	($64)	$3,880
Term loan, net of current portion	11,056	(98)	10,958

Total	$15,000	($162)	$14,838

(i)	Adjustment to increase additional paid in capital by $162 to record the common stock warrants issued in connection with the draw-down on the term loan used to fund the Transaction and a net adjustment of $1,275 to eliminate LipoSonix’s stockholder’s equity.

(j)	These adjustment amounts include several items which have been broken down below for the year ended December 31, 2010 and the nine months ended September 30, 2011 as follows (in thousands):

For the Year ended December 31, 2010:	Record Amortization of Acquired Intangibles (1)	Allocate Depreciation Expense (2)	Allocate Amortization Expense (3)	Allocation of Selling, General and Administrative (4)	Total
Cost of revenue	$1,756	$233	$670	$0	$2,659
Sales and marketing	258	—	—	8,158	$8,416
Research and development	—	130	—	—	$130
General and administrative	—	70	—	12,664	$12,734
Selling, general and administrative	—	—	—	(20,822)	($20,822)
Depreciation and amortization	—	(433)	(670)	—	($1,103)

Total	$2,014	$0	$0	$0	$2,014

For the Nine Months ended September 30, 2011:	Record Amortization of Acquired Intangibles (1)	Record Depreciation Expense of Property & Equipment (5)	Allocation of Selling, General and Administrative (4)	Total
Cost of revenue	$1,317	$141	$0	$1,458
Sales and marketing	194	—	4,851	$5,045
Research and development	—	192	—	$192
General and administrative	—	29	12,894	$12,923
Selling, general and administrative	—	—	(17,745)	($17,745)

Total	$1,511	$362	$0	$1,873

1.	To record amortization of the acquired intangible assets.
2.	To allocate depreciation expense for the year ended December 31, 2010 into the Company’s operating expense classifications.
3.	To allocate amortization expense for the year ended December 31, 2010 into the Company’s cost of revenue.
4.	To allocate selling, general and administrative expense into the Company’s operating expense classifications.
5.	To record depreciation expense for the nine months ended September 30, 2011 for acquired property and equipment resulting from the Transaction.

(k)	To decrease interest income by applying the average rate of return for the respective periods to the assumed decrease in Solta’s cash and cash equivalents balance of approximately $0.5 million used to fund the Transaction.

(l)	To increase interest expense by applying the average interest rate for the respective periods to the assumed increase in Solta’s short-term and long-term borrowings balance of approximately $15.0 million used to fund the Transaction, offset by the respective period loan warrant discount amortization relating to the common stock warrants issued in connection with the draw-down on the short term borrowings.

NOTE 4 — UNAUDITED PRO FORMA COMBINED LOSS PER SHARE – BASIC AND DILUTED

Shares used in the pro forma combined basic and diluted net loss per share calculation were not adjusted as no common stock shares were issued in connection with the Transaction.